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                                                                Exhibit 23-A


INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement on Form S-4 of Core Materials Corporation of our report dated September 30, 1996 on the financial statements of the Columbus Plastics Operation (an operating unit of Navistar International Transportation Corp.) as of October 31, 1995 and 1994 and for each of the three years in the period ended October 31, 1995, appearing in the Prospectus/Proxy Statement, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus/Proxy Statement.


DELOITTE & TOUCHE LLP
Chicago, Illinois
November 7, 1996